Exhibit 99.1

Moelis Appoints Thorold Barker as an Independent Member to its Board of Directors

New York, July 1, 2025 – Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Thorold Barker to its Board of Directors, effective July 1, 2025.

Mr. Barker brings over 30 years of experience across journalism, finance, and geopolitics. He most recently served as The Wall Street Journal’s Editor for Europe, Middle East and Africa for 10 years, during the European debt crisis, Brexit, the COVID-19 pandemic, and the start of the Russia-Ukraine conflict. Mr. Barker was also the Masthead Editor overseeing the Journal’s global events, including the CEO Council.

Mr. Barker joined the paper in New York in 2008, as Editor of Heard on the Street, the publication’s commentary and analysis column covering business and finance. Earlier in his career, Mr. Barker was the U.S. Editor of the Lex Column and a reporter at the Financial Times. He started his career as a strategy consultant at Bain & Company.

Ken Moelis, Chairman and CEO of Moelis & Company commented, “Thorold brings a unique perspective shaped by his global experience across business, media, and policy, which makes him a valuable addition to our Board. We are delighted to welcome him.”

Mr. Barker will join Moelis’s Board as an Independent Director, serving alongside Dr. Louise Mirrer, Kenneth Shropshire, and Laila Worrell.

Mr. Barker is currently a Senior Adviser at AlixPartners, serves as a visiting fellow at the University of Oxford, and sits on the board of Tiger21. He holds a degree in Modern Languages from Trinity College, Cambridge.

-ENDS-

About Moelis & Company

Moelis & Company (“Moelis”) is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves clients from locations across North and South America, Europe, the Middle East, and Asia-Pacific. For further information, please visit: www.moelis.com.